Exhibit 10

FAMILY DOLLAR

COMPENSATION DEFERRAL PLAN

1.             Name:

                This plan shall be known as the “Family Dollar Compensation Deferral Plan” (the “Plan”).

2.             Purpose and Intent:

                Family Dollar Stores, Inc. and Family Dollar, Inc. (collectively, the “Corporation”) establish this Plan effective March 30, 2003 for the purpose of providing certain of its associates with the opportunity to defer payment of certain base salary and annual bonuses in accordance with the terms and provisions set forth herein. It is the intent of the Corporation that amounts deferred under the Plan by an associate shall not be taxable to the associate for income tax purposes until the time actually received by the associate. The provisions of the Plan shall be construed and interpreted to effectuate that intent.

3.             Definitions:

                For purposes of the Plan, the following terms have the following meanings:

                “Account” means the account established to record a Participant’s interest under the Plan attributable to amounts credited to the Participant pursuant to the Plan. The Account shall be a bookkeeping entry only and shall be utilized solely as a device for the measurement and determination of the amounts to be paid to a Participant, or his or her Beneficiary, pursuant to the Plan.

                “Annual Bonus” means, with respect to a Participant, any annual bonus payable to the Participant pursuant to any bonus compensation plan of a Participating Employer approved for purposes of this Plan by the Plan Committee.

                “Associate” means an individual employed by a Participating Employer.

                “Beneficiary” means any person or trust designated by a Participant in accordance with procedures adopted by the Plan Committee to receive the Participant’s Account in the event of the Participant’s death. If the Participant does not designate a Beneficiary, the Participant’s Beneficiary is his or her spouse, or if not then living, his or her estate.

                “Board” means the Board of Directors of Family Dollar Stores, Inc.

                “CEO” means the Chief Executive Officer of Family Dollar Stores, Inc.

                “Compensation Committee” means the committee of individuals who are serving from time to time as the Compensation Committee of the Board.

                “Eligible Associate” means an Associate designated as an Eligible Associate pursuant to Paragraph 5(a).

                “Participant” means an Eligible Associate who has elected to defer compensation under the Plan as provided in Paragraph 5(b).

                “Participating Employer” means the Corporation and any other incorporated or unincorporated trade or business that adopts the Plan.

                “Plan Committee” means the administrative committee under the Savings Plan.

                “Plan Year” means the calendar year.

                “Savings Plan” means the Family Dollar Employee Savings and Retirement Plan and Trust, as in effect from time to time.

4.             Administration:

                The Plan Committee shall be responsible for administering the Plan. The Plan Committee shall have all of the powers necessary to enable it to properly carry out its duties under the Plan. Not in limitation of the foregoing, the Plan Committee shall have the power to construe and interpret the Plan and to determine all questions that arise thereunder. The Plan Committee shall have such other and further specified duties, powers, authority and discretion as are elsewhere in the Plan either expressly or by necessary implication conferred upon it. The Plan Committee may appoint any agents that it deems necessary for the effective performance of its duties, and may delegate to those agents those powers and duties that the Plan Committee deems expedient or appropriate that are not inconsistent with the intent of the Plan. All decisions of the CEO, the Plan Committee and the Compensation Committee upon all matters within the scope of his or its authority shall be made in the Chief Executive Officer’s, Plan Committee’s or Compensation Committee’s sole discretion and shall be final and conclusive on all persons, except to the extent otherwise provided by law.

5.             Operation:

                (a)           Eligibility. For each Plan Year, (i) the Compensation Committee shall designate which Associates who are “named executive officers” in the Corporation’s annual proxy statement shall be Eligible Associates for the Plan Year, and (ii) the CEO shall designate which Associates other than the “named executive officers” shall be Eligible Associates for the Plan Year; provided, however, that the determination of Eligible Associates shall be made consistent with the requirement that the Plan be a “top hat” plan for purposes of the Associate Retirement Income Security Act of 1974, as amended. An Associate designated as an Eligible Associate with respect to one Plan Year need not be designated as an Eligible Associate for any subsequent Plan Year.

                (b)           Elections to Defer. A person who is an Eligible Associate for a Plan Year may elect to defer a percentage of the Eligible Associate’s base salary for the Plan Year and a percentage of any Annual Bonus for the Plan Year. The Plan Committee shall establish from time to time the minimum and maximum percentages for deferral elections, which may be different for elections to defer base salary and elections to defer Annual Bonuses and which may vary among groups of Eligible Associates.  Elections to defer base salary or Annual Bonuses for a Plan Year must be made before the first day of the Plan Year, or at such other times as the Plan Committee may determine consistent with the intent that the Plan operate so as to defer recognition of income taxes on the amounts deferred until the date the amounts are actually paid. All elections made under this Paragraph 5(b) shall be made in writing on a form, or pursuant to other non-written procedures, as may be prescribed from time to time by the Plan Committee and shall be irrevocable for the Plan Year. An election to defer made by an Eligible Associate with respect to any base salary or Annual Bonus payable for a Plan Year shall not automatically apply with respect to any base salary or Annual Bonus payable for any subsequent Plan Year.  Amounts deferred under the Plan shall not be taken into account for purposes of determining contributions or allocations under the Savings Plan.

                (c)           Establishment of Accounts. A Participating Employer shall establish (or cause to be established) an Account for each Participant employed by the Participating Employer. Each Account shall be designated by the name of the Participant for whom established. The amount of any base salary or Annual Bonus Award deferred by a Participant shall be credited to the Participant’s Account as of the date the base salary or Annual Bonus Award would have otherwise been paid to the Participant.

                (d)           Account Adjustments for Deemed Investments. The Plan Committee shall from time to time designate one or more investment vehicle(s) in which the Accounts of Participants shall be deemed to be invested. Each Participant may designate the investment vehicle(s) in which his or her Account shall be deemed to be invested according to the procedures developed by the Plan Committee, except as otherwise required by the terms of the Plan. No Participating Employer shall be under an obligation to acquire or invest in any of the deemed investment vehicle(s), and any acquisition of or investment in a deemed investment vehicle by a Participating Employer shall be made in the name of the Participating Employer and shall remain the sole property of the Participating Employer. The Plan Committee shall also establish from time to time a default investment vehicle into which a Participant’s Account shall be deemed to be invested if the Eligible Associate fails to provide investment instructions to the Plan Committee.

                (e)           Timing of Adjustments. The adjustments to Accounts for deemed investments as provided in Paragraph 5(d) shall be made from time to time at such intervals as determined by the Plan Committee. The Plan Committee may determine the frequency of account adjustments by reference to the frequency of Account adjustments under another plan sponsored by a Participating Employer. The amount of the adjustment shall equal the amount that the Participant’s Account would have earned (or lost) for the period since the last adjustment had the Account actually been invested in the deemed investment vehicle(s) designated by the Participant for the period.

                (f)            Payment of Accounts. The following provisions shall apply with respect to the payment of a Participant’s Account:

(i)                                     Time of Payment. Except as otherwise provided in subparagraphs (v) and (vi) below, a Participant’s Account shall become payable following the Participant’s termination of employment with the Participating Employers for any reason other than death pursuant to subparagraph (ii) below or following the Participant’s death pursuant to subparagraph (iii) below.

(ii)                                  Method of Payment: Termination of Employment Other Than Death. A Participant’s Account shall be payable commencing as soon as administratively practicable following the Participant’s termination of employment with the Participating Employers for any reason other than death in the form of either a single cash payment or five (5) or ten (10) annual installments as elected by the Participant pursuant to this subparagraph (ii). At the time the Participant first makes a deferral election under the Plan, the Participant shall elect the method of payment, which election shall become immediately effective. Thereafter, the Participant may change such payment method election at such time or times and pursuant to such procedures as established by the Plan Committee from time to time, provided that no such election to change the method of payment shall become effective unless the Participant remains employed with the Participating Employers for at least twelve (12) months from the date such election is made. If a Participant fails to make a payment election under this subparagraph (ii), the method of payment shall be a single cash payment. In addition, a Participant receiving installment payments may elect, at such time and pursuant to such procedures as the Plan Committee may establish from time to time, to receive a single cash payment of the unpaid portion of the installment payments, provided that ten percent (10%) of the amount payable shall be forfeited.  Notwithstanding anything herein to the contrary, if at the time of termination of employment with the Participating Employers the Participant has less than two years of employment (measured from the Participant’s hire date), then the method of payment shall be a single cash payment regardless of any installment payment election previously made by the Participant.

(iii)                               Method of Payment: Death. If a Participant dies after having commenced installment payments, any remaining unpaid installment payments shall be paid to the Participant’s Beneficiary as and when they would have otherwise been paid to the Participant had the Participant not died. If a Participant terminates employment due to death, the Participant’s Account shall be payable to the Participant’s Beneficiary commencing as soon as administratively practicable after the Participant’s death in the form of either a single cash payment or five (5) or ten (10) annual installments as elected by the Participant pursuant to this subparagraph (iii). Such payment method election shall be made by the Participant at such time or times and pursuant to such procedures as the Plan Committee may establish from time to time. If a Participant fails to make a payment method election under this subparagraph (iii), the method of payment to the Beneficiary shall be a single cash payment.  In addition, a Beneficiary receiving installment payments may elect, at such time and pursuant to such procedures as the Plan Committee may establish from time to time, to receive a single cash payment of the unpaid portion of the installment payments, provided that ten percent (10%) of the amount payable shall be forfeited.  Notwithstanding anything herein to the contrary, if at the time of death the Participant has less than two years of employment (measured from the Participant’s hire date), then the method of payment to the Beneficiary shall be a single cash payment regardless of any installment payment election previously made by the Participant.

(iv)                              Installments. If amounts are payable to a Participant (or Beneficiary, if applicable) in the form of annual installments, the first annual installment shall be paid as soon as administratively practicable after the Participant’s termination of employment or death, as applicable, and each subsequent annual installment shall be paid on or about the anniversary of the first installment. During the installment payment period, the Participant (or Beneficiary, if applicable) shall have the right to direct the deemed investment of the Account in accordance with Paragraph 5(d) above. The amount payable on each payment date shall be equal to the balance of the Account on the applicable payment date divided by the number of remaining installments (including the installment then payable).

(v)                                 In-Service Withdrawal: Life Event. At the time a Participant makes a deferral election, the Participant may elect, in accordance with such procedures as the Plan Committee may establish from time to time, to have all or a portion of the amount to be deferred pursuant to such election to become payable to the Participant in a single cash payment on a date specified by the Participant in such election that is no earlier than the beginning of the fourth Plan Year after the Plan Year to which the deferral election relates.  The amount subject to such payment election shall be subject to adjustments for deemed investments pursuant to Sections 5(d) and (e) above through the close of business on or around the date on which the elected amount becomes payable, as determined by the Plan Committee in its sole discretion.  Such amount, as adjusted, shall become payable to the Participant on the specified date provided the Participant has not terminated employment with the Participating Employers or died prior to such date.

(vi)                              In-Service Withdrawal: On Demand.  A Participant may elect, in accordance with such procedures as the Plan Committee may establish from time to time, to receive an unscheduled payment of up to one hundred percent (100%) of his or her vested Account balance at any time; provided, however, that (i) ten percent (10%) of the amount withdrawn shall be forfeited from the Participant’s Account and (ii) for a Participant in active service, the Participant shall be ineligible to participate in the Plan for the remainder of the Plan Year in which the withdrawal is made.

(vii)                           Other Payment Provisions. Subject to the provisions of subparagraphs (v) and (vi) above, a Participant shall not be paid any portion of the Participant’s Account prior to the Participant’s termination of employment with the Participating Employers. Any deferral or payment hereunder shall be subject to applicable payroll and withholding taxes. In the event any amount becomes payable under the Plan to a Participant, Beneficiary or other person who is a minor or an incompetent, whether or not declared incompetent by a court, the amount may be paid directly to the minor or incompetent person or to the person’s fiduciary (or attorney-in-fact in the case of an incompetent) as the Plan Committee may decide, and the Plan Committee shall not be liable to any person for any such decision or any payment pursuant thereto.

                (g)           Other Contributions.  The Participating Employers may from time to time, in their sole and exclusive discretion, elect to credit a Participant’s Account with additional amounts not otherwise contemplated by this Section 5, which such amounts shall be subject to the provisions hereof related to Account adjustments and payments.

                (h)           Statements of Account. Each Participant shall receive a statement of the Participant’s Account balance no less frequently than annually.

6.             Amendment, Modification and Termination of the Plan:

                The Board shall have the right and power at any time and from time to time to amend the Plan in whole or in part and at any time to terminate the Plan; provided, however, that no amendment or termination may reduce the amount actually credited to a Participant’s Account on the date of the amendment or termination, or further defer the due dates for the payment of the amounts, without the consent of the affected Participant. Notwithstanding any provision of the Plan to the contrary, in connection with any termination of the Plan the Compensation Committee shall have the authority to cause the Accounts of all Participants (and Beneficiaries of any deceased Participants) to be paid in a single cash payment as of a date determined by the Compensation Committee or to otherwise accelerate the payment of all Accounts in such manner as the Compensation Committee determines in its discretion.

7.             Claims Procedures:

Claims for benefits under the Plan shall be addressed pursuant to the claims procedures applicable under the Savings Plan.  Any decision pursuant to such claims procedures shall be final and conclusive upon all persons interested therein, except to the extent otherwise provided by applicable law.

8.             Indemnity of Plan Committee:

                The Participating Employers shall indemnify and hold harmless the Plan Committee (and each individual member thereof) and any Associate to whom the duties of the Plan Committee may be delegated from and against any and all claims, losses, damages, expenses or liabilities arising from any action or failure to act with respect to the Plan, except in the case of willful misconduct by the Plan Committee (or any individual member thereof) or any such Associate.

9.             Notice:

                Any notice or filing required or permitted to be given to the Plan Committee under the Plan shall be sufficient if in writing and hand-delivered, or sent by registered or certified mail, postage pre-paid, to the address below:

                Family Dollar Stores, Inc.

                Attn: Plan Committee for the Family Dollar Compensation Deferral Plan

                P.O. Box 1017

                Charlotte, NC 28201-1017

                Such notice shall be deemed given as of the date of delivery or, if delivery is made by mail, as of the date shown on the postmark on the receipt for registration or certification.  Any notice or filing required or permitted to be given to a Participant under the Plan shall be sufficient if in writing and hand-delivered, or sent by registered or certified mail, postage pre-paid, to the last known address of the Participant.

10.          Applicable Law:

                The Plan shall be construed, administered, regulated and governed in all respects under and by the laws of the United States to the extent applicable, and to the extent such laws are not applicable, by the laws of the state of North Carolina.

11.          Miscellaneous:

                A Participant’s rights and interests under the Plan may not be assigned or transferred by the Participant.  In that regard, no part of any amounts credited or payable hereunder shall, prior to actual payment, (i) be subject to seizure, attachment, garnishment or sequestration for the payment of debts, judgments, alimony or separate maintenance owed by the Participant or any other person, (ii) be transferable by operation of law in the event of the Participant’s or any person’s bankruptcy or insolvency or (iii) be transferable to a spouse as a result of a property settlement or otherwise. The Plan shall be an unsecured and unfunded arrangement. To the extent the Participant acquires a right to receive payments from the Participating Employers under the Plan, the right shall be no greater than the right of any unsecured general creditor of the Participating Employers. Nothing contained herein may be deemed to create a trust of any kind or any fiduciary relationship between a Participating Employer and any Participant. Designation as an Eligible Associate or Participant in the Plan shall not entitle or be deemed to entitle the person to continued employment with the Participating Employers. The Plan shall be binding on the Corporation and any successor in interest of the Corporation.